Exhibit 3.1


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                           SANITEC INTERNATIONAL S.A.

                                 SOCIETE ANONYME

             SIEGE-SOCIAL: 19-21, BOULEVARD DU PRINCE HENRI, L-1724

                               L U X E M B O U R G

                             R.C. LUXEMBOURG B 82055
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                               STATUTS COORDONNES
                           A LA DATE DU 17 AVRIL 2002

                         UPDATED ARTICLES OF ASSOCIATION
                              AS AT APRIL 17, 2002



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                             ARTICLES OF ASSOCIATION

         CHAPTER I. NAME, REGISTERED OFFICE, OBJECT, DURATION

         ART. 1. FORM, NAME

         1.1. A Luxembourg unlimited company (<<societe anonyme>>) is hereby created.

         1.2. The Company exists under the name of "SANITEC INTERNATIONAL S.A."

         ART. 2. REGISTERED OFFICE

         2.1. The Company has its Registered Office in the City of Luxembourg. The Board of Directors is authorized to change the address of the Company within the City of Luxembourg.

         2.2. Should any political, economic or social event of an exceptional nature occur or threaten to occur and affect the normal operation of the registered office or its communications with abroad, the Registered Office may be provisionally transferred abroad until such time as circumstances have completely returned to normal. Such a decision will not affect the Company's nationality which will remain that of a Luxembourg corporation. The decision as to the transfer abroad of the Registered Office will be made by the Board of Directors.

         ART. 3. CORPORATE OBJECT

         3.1. The Company's purpose is the holding of participations in any form, in Luxembourg companies and foreign companies and all other forms of investments, the acquisition by purchase, contribution, option, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes or securities of any kind as well as the possession, management, control, exploitation and development of such participations.

         3.2. The Company may participate in the establishment, financing and development of any financial, industrial or commercial corporation and may give them any assistance, whether by way of loans, advances, guarantees, subordinated loans, or otherwise to subsidiaries or affiliated companies. The Company may borrow in any form.

         3.3. The Company may also acquire patents and exploit any patents and other rights which are attached to these patents and which may complete them.

         3.4. The Company may in general take any controlling and supervisory measures and carry out any financial, movable or immovable, commercial and industrial operation which it may deem useful in the accomplishment and development of its purpose.

         ART. 4. DURATION

         The Company is set up for an unlimited period of time.

         CHAPTER II.- CAPITAL

         ART. 5. CAPITAL

         The subscribed capital is set at a fully paid up amount of 10,000,000.- (ten million) Euros, divided into 5,000,000 (five million) registered shares with a par value of (euro)2,- (two Euros) each.


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         ART. 6. CAPITAL INCREASE OR REDUCTION

         6.1. The subscribed capital of the Company may be increased or reduced by shareholders' resolutions adopted in the way required to amend the Articles of Incorporation.

         6.2. The Company may repurchase its own shares within the limits set by law.

         CHAPTER III.- DIRECTORS, BOARD OF DIRECTORS, STATUTORY AUDITORS

         ART. 7. BOARD OF DIRECTORS

         7.1. The Company is managed by a Board of Directors with at least three members, who need not be shareholders.

         7.2. The Directors are appointed by the General Shareholders' Meeting for a period not exceeding six years. They may be re-elected. They may be dismissed at any time by a resolution of the General Meeting.

         7.3. Should one Board of Directors' seat become vacant, because of death, retirement or otherwise, the remaining directors may meet and elect, by unanimous vote, an interim director to fill such vacancy until the next shareholders' meeting which will be asked to ratify such nomination.

         ART. 8. MEETINGS OF THE BOARD OF DIRECTORS

         8.1. The Board of Directors may elect a Chairman from among its members. The first Chairman may be appointed by the first General Shareholders' Meeting. If the Chairman is unable to be present, his place will be taken by election among directors present at the meeting.

         8.2. The meetings of the Board of Directors are convened by the Chairman or by any two directors.

         8.3. The Board can validly discuss and take a decision only if the majority of its members are present or represented by proxies. Any decision by the Board must be taken unanimously by the members present or represented.

         8.4. The directors may cast their votes by circular resolution. They may cast their votes by letter, facsimile, cable or telex.

         8.5. The minutes of the meeting of the Board of Directors shall be signed by all the Directors.

         8.6. Any director may participate in any meeting of the board of directors by conference-call, video conference or by other similar means of communication allowing all the persons taking part in the meeting to hear one another. The participation in a meeting by these means is equivalent to a participation in person at such meeting.

         8.7. The meetings of the Board of Directors shall always be held at the registered office of the Company or any other place within Luxembourg.

         ART. 9. GENERAL POWERS OF THE BOARD OF DIRECTORS

         The Board of Directors is vested with full powers to manage the Company, in each matter not explicitly reserved to the General Meeting by way of law or by these articles.


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         ART. 10. DELEGATION OF POWERS

         10.1. The day-to-day management of the Company's business may be delegated by the Board of Directors, to directors or to third persons who need not be shareholders.

         10.2. Delegation of day-to-day management to a member of the Board is subject to a previous authorization by the General Shareholders' Meeting.

         ART. 11. REPRESENTATION OF THE CORPORATION

         Towards third parties, the Company is in all circumstances represented by one director or by proxy holders of the Board acting within the limits of their powers.

         ART. 12. STATUTORY AUDITOR

         12.1. The Company is supervised by one or more statutory auditors, who are appointed by the General Meeting.

         12.2. The term of the statutory auditor's mission is decided by the General Meeting. It may not, however, exceed six years.

         CHAPTER IV.- GENERAL MEETING

         ART. 13. POWERS OF THE GENERAL MEETING

         13.1. The General Meeting represents all the shareholders. It has all the powers to decide on the Company's business.

         13.2. Unless otherwise provided for by law, all decisions shall be taken by the simple majority of the votes cast.

         13.3. The following transactions of the Company require the prior approval of the General Shareholders' Meeting irrespective of whether consultation or information has already taken place:

         - Sale, pledge or purchase of an affiliated company, part of an affiliated company, shares in an affiliated company or any other kind of participation.

         - Exercising of voting rights in the shareholders' meeting of an affiliated company.

         - The conclusion of contracts - individually or as part of a series of contracts - relating to one subject or with one contract partner with a principal amount of over (euro)1,000,000.00, not including any interest which may accrue on such principal amount.

         -    Each measure outside the usual course of business.

         ART. 14. PLACE AND DATE OF THE ANNUAL GENERAL MEETING

         The annual General Meeting is held at the company's registered office, or any other place as indicated in the convening notice, at 12.00 a.m. on the second Wednesday of June each year. If such day is a legal holiday, the annual general meeting shall be held on the next following business day.

         ART. 15. OTHER GENERAL MEETINGS

         The Board of Directors or the statutory auditors may convene other General Meetings, as provided for by law.


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         ART. 16. VOTES

         Each share represents one vote.

         CHAPTER V.- BUSINESS YEAR, DISTRIBUTION OF PROFIT

         ART. 17. BUSINESS YEAR

         17.1. The business year of the Company begins on the first day of January and ends on the last day of December of each year.

         17.2. The Board of Directors drafts the balance sheet and the profit and loss account. It submits these documents together with a report on the Company's operations at least one month before the annual General Meeting to the statutory auditors who shall make a report containing comments on such documents.

         ART. 18. DISTRIBUTION OF PROFITS

         18.1. Each year at least five per cent of the net profits will be allocated to the legal reserve account. This allocation will be no longer necessary as soon and as long as such legal reserve amounts to one tenth of the capital of the company.

         18.2. Subject to the paragraph above, the General Shareholders' Meeting determines the appropriation and distribution of net profits.

         18.3. The board of directors may pay interim dividends in accordance with the terms prescribed by law.

         CHAPTER VI.- DISSOLUTION, LIQUIDATION

         ART. 19. DISSOLUTION, LIQUIDATION

         19.1. The Company may be wound up by a decision of the General Meeting voting with the same quorum as for the amendment of these Articles of Incorporation.

         19.2. If the Company is wound up, the liquidation is carried out by one or more liquidators which are appointed by the General Shareholders' Meeting.

         CHAPTER VII.- MISCELLANEOUS

         ART. 20. APPLICABLE LAW

         All matters not foreseen by these Articles of Incorporation shall be determined in accordance with the Law of August 10, 1915 on Commercial Companies and amendments thereto.

         ART. 21. INTERPRETATION

         These articles of incorporation are worded in English and followed by a French translation. In case of discrepancies between the English and the French text, the English version will prevail.